Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investors: Caren Villarreal
Media: Diane Zappas
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS
~Comparable Store Sales Increase 6.2% ~
~ Operating Income Increases 21.7% to a Record $17 Million ~
~ Second Quarter 2010 Estimated EPS Range of $.43 to $.48 vs. $.38 Prior Year ~
ROCHESTER, N.Y. — July 23, 2009 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 27, 2009.
First Quarter Results
Sales for the first quarter of fiscal 2010 increased 6.4% to a record $128.0 million compared to $120.4 million for the first quarter of fiscal 2009. Sales growth was driven by strong in-store sales execution as well as continued highly effective advertising campaigns. Comparable store sales increased 6.2%, on top of 5.6% growth for the first quarter of the prior year, and were at the high end of the Company’s previously estimated range of 4% to 7%. Comparable store sales increased approximately 6% for brakes, 6% for maintenance services and 7% for tires.
Gross margin increased to 44.1% in the first quarter from 42.3% in the prior year quarter due to price increases that were implemented in response to increased material costs. Other contributing factors were increased vendor rebates, reduced labor costs and leveraging of fixed occupancy costs. The expansion in gross margin was partially offset by the shift in sales mix towards the lower-margin tire and maintenance services categories. Total operating expenses were $39.4 million, or 30.8% of sales, compared with $36.9 million, or 30.7% of sales, for the same period of the prior year.

Operating income for the quarter increased 21.7% to a record $17.0 million from $14.0 million in the first quarter of fiscal 2009. Interest expense was $1.9 million compared with $1.5 million in the first quarter of fiscal 2009.
Net income for the first quarter increased 20.7% to a record $9.4 million compared to $7.8 million for the prior year period. Diluted earnings per share for the quarter increased 17.9% to a record $.46, compared to diluted earnings per share of $.39 in the first quarter of fiscal 2009, and came in at the high end of the Company’s estimated range of $.42 to $.47. Net income for the first quarter reflects an effective tax rate of 37.8% compared with 37.6% for the prior year period.
The Company opened 30 locations during the quarter, ending the first quarter with 740 stores, which includes the 26 Autotire Car Care Center (“Autotire”) locations acquired in June 2009.
Robert G. Gross, Chairman and Chief Executive Officer stated, “We are pleased with our results for the first quarter and our ability to extend our strong performance of last year into the new fiscal year, especially given ongoing challenges in the economic environment. Our team’s exceptional execution led to comparable store sales growth of 6.2% as well as continued expansion in gross margin and substantial growth in operating income. Our advertising strategy continued to effectively complement our low-cost and efficient business model and helped to drive an approximate 2% increase in store traffic. Additionally, we further expanded our market share as we integrated the recently-acquired Autotire business and continued to benefit from reduced competition and dealership closures. As a result, we broadened our customer base to include new groups of customers with whom we have begun to build long-term, trust relationships.”
Company Outlook
Based on current visibility and business and economic trends, the Company anticipates comparable store sales growth in the range of 5% to 7% for the second quarter of fiscal 2010. The Company also expects diluted earnings per share for the second quarter to be in the range of $.43 to $.48, compared with $.38 for the second quarter of fiscal 2009.

For fiscal 2010, the Company continues to anticipate comparable store sales growth in the range of 4% to 7%. The Company continues to expect total fiscal 2010 sales in the range of $515 million to $530 million. The Company positively adjusted its estimated range for fiscal 2010 diluted earnings per share to $1.35 to $1.45 from its previously estimated range of $1.30 to $1.45. The estimate is based on 20.4 million weighted average shares outstanding.
Mr. Gross concluded, “We are pleased to have delivered another strong quarterly performance and are delighted that the solid traction that our business has gained in fiscal year 2009 is continuing into the new fiscal year. Currently, our July comparable store sales are up approximately 7%, on top of 7.7% growth for last July. Further, we are pleased with the progress that we have made in integrating Autotire into the Monro family and believe we are positioned to take advantage of additional value-added acquisition opportunities as they arise. We remain optimistic about our prospects for continued growth and market share expansion, and expect that our company-operated stores and low cost business model will allow us to continue to produce solid results. That said, we recognize that the economic environment remains uncertain, which may further impact consumer confidence and spending as we head into the Fall.”
Earnings Conference Call and Webcast
The Company will host a conference call and audio webcast today, July 23, 2009 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-797-2996 and using the required pass code 9131407. A replay will be available approximately one hour after the recording through Thursday, July 30, 2009 and can be accessed by dialing 888-203-1112. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through July 30, 2009.
About Monro Muffler Brake
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, and Autotire. The Company currently operates 739 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Missouri and Illinois. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 28, 2009.
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MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2010	2009	% Change

Sales	$128,045	$120,369	6.4%
Cost of sales, including distribution and occupancy costs	71,636	69,480	3.1

Gross profit	56,409	50,889	10.8

Operating, selling, general and administrative expenses	39,158	36,852	6.3
Intangible amortization	133	123	8.4
Loss (gain) on disposal of assets	139	(32)	—

Total operating expenses	39,430	36,943	6.7

Operating income	16,979	13,946	21.7
Interest expense, net	1,897	1,519	24.8
Other income, net	(43)	(72)	(41.0)

Income before provision for income taxes	15,125	12,499	21.0
Provision for income taxes	5,714	4,705	21.4

Net income	$9,411	$7,794	20.7

Diluted earnings per share	$.46	$.39	17.9%

Weighted average number of diluted shares outstanding	20,436	20,105
Number of stores open (at end of quarter)	740	713

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	June 27,	March 28,
	2009	2009
Current assets
Cash	$3,362	$3,336
Inventories	74,947	71,443
Other current assets	27,086	26,935

Total current assets	105,395	101,714
Property, plant and equipment, net	186,917	185,061
Other noncurrent assets	96,572	89,976

Total assets	$388,884	$376,751

Liabilities and Shareholders’ Equity
Current liabilities	$75,740	$71,325
Long-term debt	95,992	97,098
Other long term liabilities	14,198	14,037

Total liabilities	185,930	182,460
Total shareholders’ equity	202,954	194,291

Total liabilities and shareholders’ equity	$388,884	$376,751